UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  January 24, 2013
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on January 24, 2013 that a fourth-quarter 2012 net loss attributable to AT&T totaled $3.9 billion, or $0.68 per share. The fourth-quarter 2012 loss per share included significant charges of approximately $10.0 billion, or $1.10 per share, for the annual adjustment related to pension and postemployment benefit accounting and $176 million, or $0.02 per share, related to storm impacts. These results compare with a reported net loss attributable to AT&T of $6.7 billion, or $1.12 per diluted share, in the fourth quarter of 2011. For the full year 2012, net income attributable to AT&T was $7.3 billion versus $3.9 billion in 2011; earnings per diluted share were $1.25 compared with $0.66 for 2011.

On a reported basis, our fourth-quarter 2012 revenues were $32.6 billion, up 0.2 percent from the fourth-quarter 2011 and full-year 2012 revenues were $127.4 billion, compared with $126.7 billion for the previous full year. Fourth quarter and full year 2012 revenues reflect increased wireless service and equipment revenue and wireline data revenues, offset by both the loss of directory revenues resulting from the second-quarter 2012 sale of our Advertising Solutions segment and continued declines in wireline voice revenues. Compared with results for the fourth quarter of 2011, operating expenses were $38.5 billion versus $41.5 billion; operating loss was $6.0 billion, improved from a loss of $9.0 billion; and AT&T's operating income margin was (18.3) percent, compared to (27.7) percent.

AT&T Mobility’s reported revenues for the fourth-quarter 2012 were $17.6 billion, up 5.7 percent versus the year-ago quarter. The increase in revenues reflected an increase in net subscribers, continued strong growth in data revenues and higher equipment revenues in the quarter due to record smartphone sales.

AT&T Mobility recorded a net gain of 1.1 million wireless subscribers in the fourth quarter of 2012, bringing AT&T’s wireless customer base to approximately 107.0 million at December 31, 2012, compared to 103.2 million at December 31, 2011. During the fourth quarter, postpaid subscriber net adds were 780,000, net adds for connected devices were 246,000, and reseller net adds were 234,000. Prepaid had a net loss of 166,000 primarily due declines in GoPhone and  session-based tablets. Fourth-quarter postpaid net adds reflect accelerated adoption of smartphones, sales of tablets and growth of Mobile Premise (wireless in-home) services. For the quarter, average revenue per postpaid subscriber increased 1.9 percent versus the year-earlier quarter due to strong data growth.

Fourth quarter smartphone sales were 10.2 million, including a record 8.6 million iPhone activations. More than two-thirds of all smartphone subscribers are on usage-based data plans, compared to about one-half a year ago. Branded computing subscribers, which includes tablets, aircards, Mi-Fi devices, tethering plans and other data-only devices, totaled 6.4 million, a gain of 14,000 in the fourth quarter of 2012. Branded computing subscribers are reflected in prepaid and postpaid subscriber totals (but tethering plans are not included in subscriber net adds). Tablet subscribers increased 291,000, driven by a gain of 386,000 postpaid subscribers, reflecting the strong adoption of our new shared data plans launched in August 2012.

Postpaid churn was 1.19 percent, compared to 1.21 percent in the year-ago fourth quarter and 1.08 percent in the third quarter of 2012. Total customer churn was 1.42 percent versus 1.39 percent in the fourth quarter of 2011 and 1.34 percent in the third quarter of 2012.

Fourth-quarter 2012 reported wireless operating expenses totaled $15.1 billion, up 6.9 percent versus the fourth quarter of 2011, primarily due to record smartphone activations. AT&T Mobility’s operating income margin was 14.5 percent compared to 15.5 percent in the year-ago quarter, reflecting record smartphone sales, strong customer upgrade levels and the impacts of Superstorm Sandy, partially offset by further revenue growth from the company’s base of high-value smartphone subscribers and other improved operating efficiencies.

Revenues from our Wireline segment were $14.9 billion, a 0.5 percent decrease from the year-ago quarter and were up 0.7 on a sequential quarterly basis. Revenues from our wireline business customers were $9.1 billion, a decrease of 2.1 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in Internet-Protocol-based data services. Revenues from our wireline consumer customers were $5.5 billion, an increase of 3.0 percent compared to the fourth-quarter 2011, driven by a continued increase in broadband and video revenues partially offset by the decline in voice revenues.

At December 31, 2012, our total switched access lines were 31.9 million compared with 36.7 million at December 31, 2011. The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers. Our total broadband connections were 16.4 million at December 31, 2012 and 16.4 million at December 31, 2011. U-verse High Speed Internet subscribers totaled 7.7 million at December 31, 2012, a 48 percent increase over the year-earlier quarter. At December 31, 2012, the number of U-verse video subscribers totaled 4.5 million, with a net gain of 192,000 subscribers in the fourth quarter of 2012. U-verse video penetration of customer locations continues to grow and was 18.7 percent at December 31, 2012. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 172,000 in the quarter to reach 2.9 million.

Fourth-quarter wireline operating expenses totaled $13.1 billion, down 0.9 percent from the year-ago quarter, driven by continuing initiatives to reduce cost. AT&T’s wireline operating margin was 12.0 percent, compared to 11.7 percent in the year-earlier quarter.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 126.6 million shares, or $4.4 billion during the fourth quarter of 2012. For the year-ended December 31, 2012, we repurchased a total of 371.1 million shares, or $12.8 billion. During the fourth-quarter 2012, we completed the repurchase of shares authorized by the Board of Directors in December 2010 and continued to repurchase shares under the July 2012 authorization.
AT&T also announced today that it has completed its acquisition of NextWave Wireless Inc., including its licenses in the Wireless Communications Services (WCS) and Advanced Wireless Service (AWS) bands.  AT&T has acquired the equity and outstanding debt of NextWave for a purchase price of $600 million.

We expect that our total capital expenditures in 2013 to be in the $21 billion range, led by investments in our previously announced Project Velocity IP (VIP) growth initiatives with increases in wireless spending and stable wireline investments. We expect consolidated revenue growth at or exceeding 2 percent with continued strength in wireless service and wireline consumer revenues. We expect consolidated margins to remain stable, with expanding wireless margins offsetting Project VIP investments. Expectations do not assume any economic improvement. Our guidance excludes pension and postemployment actuarial gains and losses, the sale of our Advertising Solutions segment as well as any other significant items in year-over-year comparisons. We also expect to continue repurchasing our common stock under our previously announced share repurchase authorization by our Board of Directors and plan to complete repurchases under the July 2012 authorization by mid-year.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 24, 2013	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller